Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283544-04 and 333-283544

*PRICING DETAILS* $2.3 BN Honda Auto Receivables 2026-1 Owner Trust (HAROT 2026-1) Prime Auto Loan ABS

Joint Bookrunners: MUFG (str), JP Morgan, TD Securities, Wells Fargo

Co-Managers: Barclays, BNY Mellon, ING, US Bank

CLS	TOT($mm)	OFF($mm)	WAL	F/M*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	PX
A-1	604.800	574.560	0.28	F1+/P-1				I-CURV	+14	3.817	3.817	100.00000
A-2A	505.000	479.750	1.07	AAA/Aaa	7-19	9/27	9/28	I-CURV	+34	3.744	3.71	99.99457
A-2B	333.500	316.825	1.07	AAA/Aaa	7-19	9/27	9/28	SOFR30a	+34
A-3	838.500	796.575	2.38	AAA/Aaa	19-39	5/29	9/30	I-CURV	+34	3.817	3.78	99.98407
A-4	139.253	132.290	3.26	AAA/Aaa	39-39	5/29	5/32	I-CURV	+36	3.901	3.86	99.97039

* Expected Ratings

-TRANSACTION DETAILS-

BBG Ticker : HAROT 2026-1

Offered Size : $2.3BN

Format : SEC Registered

Exp. Ratings : Fitch / Moody's

ERISA : Yes

Risk Retention : US RR = Yes, EU RR = No

Min Denoms : $1k x $1k

Pxing Speed : 1.30% ABS to 10% Call

Exp Pricing : PRICED

Exp Settle : 2/18/2026

First Pay Date : 3/23/2026

B&D : MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Intex Deal Name : mitharot_2026-1_upsize

Intex Passcode : YUXY

SSAP : HAROT261

-CUSIPS-

A-1	43815CAA6
A-2A	43815CAB4
A-2B	43815CAC2
A-3	43815CAD0
A-4	43815CAE8

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.